FACILITY USER AGREEMENT

This Agreement, dated as of January 17, 2003 for reference purposes only, is made by and between National Lampoon Networks ("Facility User") and Broadway Video Entertainment, Inc., 1619 Broadway, New York, New York 10019 ("Company") in connection with Facility User's use of the studio and the office space located to the right of the elevator bank as you exit the elevator ("Office Space") on the 8th floor of 254 West 54th Street, New York, New York 10019.

     The Office Space, as identified above, shall be available for Facility User's exclusive use commencing on August 1, 2003 and continuing through January 31, 2004 ("Term"). It is further agreed and understood that in the event Company and Facility User are in good faith negotiations to renew, limit, extend or expand this Facility User Agreement, the Holdover Fee, as defined below, shall not apply, and the Term will be extended at the fee specified in paragraph 1A below until such time as the negotiations terminate, as determined by Company ("Extension Period"), with the understanding that Company is under no obligation to negotiate with Facility User and may pursue other facility users as it sees fit. In addition to the rights granted herein, Company grants Facility User the right to match the terms of any proposal being considered by Company for any proposed facility user for the Office Space during the Extension Period ("Matching Rights"). Company shall deliver in writing such proposal and Facility User then has five (5) days from receipt of said proposal in which to accept the terms submitted by Company or the Matching Rights are deemed waived. Notwithstanding the foregoing, if Company elects to use the Office Space for its own, or any of its affiliates, purposes, than Facility User shall not have the Extension Period or Matching Rights and the Holdover Period provision shall apply.

1.   A.   FACILITY USE FEE:

     Facility User shall pay Company $4,500.00 per month during the Term ("Fee"). The Fee shall be payable within seven (7) days of the first day of the applicable month.

     It is agreed and understood that Facility User has paid Company $9,000.00 which amount represents payment for the following:

          a.   Fee for the month of February $4,500.00

          b.   Security Deposit Due
               (as defined in Paragraph 2 below): $4,500.00

     B. HOLDOVER PERIOD: For any weeks beyond the Term in which Facility User shall utilize the office space, ("Holdover Period") Facility User shall pay Company the fee of $2,000.00 per week (on a pro-rata basis based on a seven (7) day week) ("Holdover Fee") at the beginning of each week, as payment for the facility use fee of the Office Space.



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2.   SECURITY DEPOSIT: Facility User has paid Company a security deposit in the mount of $4,500.00 ("Security Deposit") to be applied against the final settlement of any charges that might be incurred and unpaid by Company during the course of the Agreement, including the Fee and other costs (e.g., telephone bills).

     The Security Deposit shall, to the extent not applied against any charges incurred by Company provided above or pursuant to Paragraph 4 below, be returned to Facility User by Company within fifteen (15) days after the conclusion of the Agreement (i.e., at the end of the Term or Holdover Period); provided that Facility User has paid all amounts due to Company (i.e.. Fee, Holdover Fee, telephone bills). Any charges deducted shall be included in an itemized list provided to Facility User within fifteen (15) days after the conclusion of the Agreement.

3. INSURANCE: Fatality User shall at Facility User's sole cost and expense obtain and keep in force during the term of this Agreement, and the Holdover Period (if any), Comprehensive General Liability coverage in the amount of at least $3,000,000.00 combined single limits per occurrence for personal injury, bodily injury or death, $5,000,000.00 for bodily injury, personal injury or death in the aggregate and $1,000,000.00 with respect to property damage, including, but not limited to water damage. Facility User shall provide a Certificate of Insurance evidencing that Facility User has liability insurance and naming Company as Tenant, Landpen Co., L.P., as Owner, and any mortgagee, as their interest may appear, as additional insureds upon execution of the Agreement. Such certificates shall provide for thirty (30) days notice to Company of amendments to the named insured, cancellation or non-renewal. Facility User shall also provide Company with proof of Workers Compensation insurance in the form and amounts required by law.

4. OFFICE EQUIPMENT: Company shall provide Facility User with office furniture, telecommunications equipment (i.e., telephones), a small photocopier and high-speed internet access for twelve (12) people at no additional charge. Facility User shall be solely responsible for telephone local and long distance service, for which Company shall bill Facility User at cost (e.g. no markup from the actual bill) on a monthly basis and shall be paid by Facility User within fifteen (15) days of receipt of such bill.

5. UTILITIES: Facility User's Fee shall include normal domestic office electrical service, heat, and air conditioning seven (7) days a week. Company, at the Facility User's expense, will provide weekday-night janitorial service, and normal maintenance of the Premises, for which Company shall bill Facility User at direct cost (e.g. no mark-up) on a monthly basis and shall be paid by Facility User within fifteen ( 15) days of receipt of -such bill.

6. Release and Indemnification: Facility User for itself and for all persons using Facility User's facilities pursuant to this Agreement hereby releases Company, Landpen Co., L.P., their respective officers, agents, representatives and employees from all losses, costs, damages, liabilities, actions, claims and demands of any kind which Facility User or any of such persons may ever have or claim to have against Landpen Co., L.P., their respective officers, agents, representative and/or employees including, but not limited to,




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damage to contents, loss of property, for injury to any person(s) in or about the Office Space or for such damage and/or injury otherwise occurring on any other of Company's, Landpen Co., L.P.'s premises located at 254 West 54th Street, New York, New York 10019. Facility User further agrees to indemnify and hold harmless Company, Landpen Co., L.P., their respective officers, agents, representatives and employees against any such losses, actions, claims, liabilities, costs and expenses (including reasonable outside attorney fees) or damages incurred by Facility User as a result of the use by Facility User or by Facility User's employees, agents, representatives, guests or invitees of Premises or any other of Company's, Landpen Co., L.P.'s premises located at 254 West 54th Street, New York, New York 10019. Notwithstanding the foregoing, Facility User shall not be responsible for losses, costs, damages, liabilities, motions, claims or demands of any kind arising from or related to Company's own negligence or willful misconduct or normal use and wear and tear.

7. LICENSED USE: Office Space shall be used for office and studio space only. Facility User may nor make any alterations to or in any way deface the offices licensed herein without the prior written consent of Company.

8. NOT A SUBLEASE: This Agreement does not constitute a sublease between Company and Facility User with respect to the Premises or to any other real property. Nothing in this Agreement shall constitute Facility User as a sublessee of the Premises or create in Facility User any of the legal rights of a sublessee under any applicable law. Facility User shall not have the right to any listing in any directory with respect to the building in which the Premises are located.

9. "AS IS" CONDITION: Facility User agrees to occupy the Premises in their present "as is" condition until the termination of this Agreement. Facility User shall surrender the Office Space and their present contents to Company at the conclusion of the Term, broom clean and in its present condition, normal wear and tear excepted.

10. SECURITY: Facility User acknowledges that the entrances to and exits from the 8th Floor, 254 West 54th Street, New York, New York, as well as any lockable doors that may lead from the hall into any area which includes the Premises, must be kept locked at all times and Facility User shall keep any key thereto provided by Company to it under its sole control and shall not give it or any copy thereof to any person who is not Facility User's employee or otherwise a responsible member of Facility User's organization.

11.  MISCELLANEOUS:

     (a) This Agreement is non-transferable and non-assignable. Any purported sub-license, transfer, or assignment of all or a portion of the Office Space shall be null and void and shall, at Company's option, immediately terminate this Agreement.

     (b) Facility User agrees that any failure to comply with any of the terms contained herein, after ten (10) days written notice from Company, or to pay the monthly Fee or any other Charges incurred hereunder within ten (10) days of the date of receipt by Facility User of the bill therefore, shall, at Company's option, terminate this Agreement




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and all rights of Facility User hereunder and Facility User agrees to immediately vacate the offices and Office Space in such event.

     (c) Facility User agrees to comply with all applicable Federal, State and local laws and ordinances, and all written rules and regulations now in effect or promulgated by Company during the term of this Agreement and applicable to all of its office licenses at the Premises set forth above.

     (d) Except as set forth in the preceding paragraph, the terms set forth herein constitute the entire understanding of the parties hereto and may not be changed, altered, waived or modified except by a writing signed by a duly authorized person acting on behalf of the party against which such change is asserted.

     (e) This Agreement shall be governed by the laws of the State of New York.

If the foregoing accurately reflects your understanding, kindly sign in the space indicated below.

AGREED TO AND ACCEPTED BY:
NATIONAL LAMPOON NETWORKS


By: /s/ Douglas S. Bennett                            Date: 8/13/03
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Douglas S. Bennett EVP
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AGREED TO AND ACCEPTED BY:
BROADWAY VIDEO ENTERTAINMENT, INC.
By:                                                   Date:
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